Exhibit 99.1

FOR IMMEDIATE RELEASE Media Contact: Michelle Barry BridgeView Marketing 603.570.7533 michelle@bridgeviewmarketing.com
LINEAGE POWER COMPLETES ACQUISITION OF PECO II, INC.
Combination Expands National Services Footprint while Accelerating
Total Efficiency™ Mobile Internet Solutions for Wireless Infrastructure
PLANO, TX (April 16, 2010) – Lineage Power Holdings, Inc., a Gores Group company and the first name in power, today announced it has completed the acquisition of PECO II, Inc. Under the terms of the merger agreement approved by shareholders, Lineage has acquired all of the outstanding shares of PECO II, based on a price of $5.86 per share in cash.
Together, the combined product portfolios and nationwide support infrastructure creates one of the largest and most capable professional services organizations for telecom power in North America. PECO II’s high standards for customer responsiveness, service quality and easy-to-use energy systems are strengthened with Lineage’s global scale and broad solution set. In addition, the comprehensive, US-based engineering, product qualification, and support services address end-to-end power requirements for broadband, wireless and wireline service providers.
“Wireless subscriber network usage for Mobile Internet applications is growing 30 percent a year, driving service providers to invest billions to deploy an order of magnitude more cell sites that require our unique power solutions,” said Craig Witsoe, CEO of Lineage Power. “Our immediate priority is to engage with our customers to develop a joint technology roadmap that delivers leading products, rapid availability and the industry’s best customer experience. We’re also

Lineage Power Completes Acquisition of PECO II, Inc. APR 2009	Page 2 of 3
developing cost-effective modules for the PECO II energy systems installed base that lower utility and cooling expenses with Lineage Total Efficiency™ (TE) technology to extend the product’s useful lifecycle and ensure no power plant is left behind.”
“The PECO II team is excited to be joining Lineage Power,” said John G. Heindel, Chairman, President, and Chief Executive Officer of PECO II. “Our extensive technology capabilities and shared focus on customer service create a compelling offering in this growing industry.”
The combined telecom power products portfolio for Mobile Switching Centers (MSC); outside plant (OSP) optical backhaul networks; and cell sites accelerates deployment of 4G/LTE and 3G network upgrades, while providing centralized visibility and control of the telecom power infrastructure for customers such as AT&T and Verizon.
The acquisition of PECO II is the second acquisition made by Lineage since it was acquired by The Gores Group from Tyco Electronics in 2007. The move is part of the continuing growth plan devised by The Gores Group to provide Lineage with financial and operational support to expand its geographic capabilities and products portfolio through acquisitions. Lineage Power previously acquired Cherokee International in September 2008.
“The Gores Group is delivering on our promise to build the best performing business in the industry,” said Tim Meyer, managing director of The Gores Group and Lineage chairman of the board. “The PECO II and Cherokee acquisitions further illustrate our strategy of partnering closely with management to restructure and transform companies that outperform their peer group and deliver excellent value for customers.”

Lineage Power Completes Acquisition of PECO II, Inc. APR 2009	Page 3 of 3
About Lineage Power
Lineage Power Corporation, a Gores Group company, traces its 95+ year heritage of patented innovation to AT&T, Bell Labs, Lucent Technologies and Western Electric. The first name in power, Lineage delivers reliable and intelligent power conversion solutions with energy-efficient AC-DC power supplies, DC-DC board-mounted power modules, telecom energy systems, and custom power products backed by local field expertise in 25+ locations worldwide. Designed for decades of non-stop operation, the high-availability DC power conversion solutions enable voice, video and data communications while assuring investment protection, total system efficiency, and significantly reduced total cost of ownership. More information about Lineage hardware, software, services and training is available at www.lineagepower.com.
About The Gores Group, LLC
Founded in 1987 by Alec E. Gores, The Gores Group LLC is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm’s operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. The Gores Group, LLC has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm’s current private equity fund has committed equity capital of $2.7 billion. Headquartered in Los Angeles, The Gores Group, LLC maintains offices in Boulder, CO, and London. For more information, please visit www.gores.com.
# # #

3